    Exhibit 10.3

November 1, 2022

Jeffrey Siegel
c/o Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, NY 11530

    Re: Transition Agreement

Dear Jeff:

This letter (this “Transition Agreement”) will confirm our agreement relating to the terms of your remaining employment with Lifetime Brands, Inc. (the “Company”) and amend the terms of the Fourth Amended and Restated Employment Agreement by and between you and the Company, dated as of June 27, 2019, including all amendments thereto (the “Employment Agreement”). The term of the Employment Agreement shall be extended until March 31, 2023 (the “Transition Termination Date”), subject to the revisions set forth in this Transition Agreement. Capitalized terms not defined herein will have the respective meanings ascribed to them in the Employment Agreement. This Transition Agreement shall become effective on January 1, 2023 (the “Transition Effective Date”), and until such date, the terms of the Employment Agreement shall remain in full force and effect without regard to the terms of this Transition Agreement.

1.Termination of Employment. Your employment with the Company will terminate, and you will resign from all officer and director positions you may hold with the Company or any subsidiary or affiliate of the Company, on the Transition Termination Date; provided that, you will continue to serve as a member of, and Chairman of, the Company’s Board of Directors (the “Board”) following the Transition Termination Date. Neither you nor the Company will terminate your employment prior to the Transition Termination Date, provided that:

(a)the Company may terminate your employment for Cause pursuant to Section 4(a) of the Employment Agreement;
(b)you may terminate your employment at any time if you provide the Company with at least 30 days’ advance written notice;
(c)your employment will terminate upon your death; and
(d)either you or the Company may terminate your employment on account of your Disability.

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2.Responsibilities during the Transition Period. During the period from the Transition Effective Date through the Transition Termination Date, or such earlier date as may be applicable pursuant to Paragraph 1 above (the “Transition Period”), you will primarily support business matters pertaining to the 2022 fiscal year including, but not limited to, advice and consultation in connection with the Company’s annual report filed with the Securities and Exchange Commission. It is anticipated that during the Transition Period, you will provide services for at least 16 hours per week.

3.Compensation during your Remaining Employment. During the Transition Period, your sole compensation shall be as follows:

(a)the Company will pay you base salary equal to $14,000 per month;
(b)you will continue to be entitled to the reimbursements and retirement and welfare benefits set forth in Section 4(d)(i) and Section 4(e) of the Employment Agreement; and
(c)your bonus entitlement in respect of 2022 will be determined and paid pursuant to Section 4(b) of the Employment Agreement, provided that you will not be entitled to any other bonus compensation from the Company, including in respect of the portion of the year that you work in 2023.
For the avoidance of doubt, during the Transition Period, you will not be entitled to an automobile allowance, the expenses reimbursements described in Section 4(d)(ii) of the Employment Agreement, or any long-term incentive compensation awards.
4. Compensation upon the Transition Termination Date. Your only entitlements upon and following the Transition Termination Date are as follows:
(a)You will be entitled to payment of the Accrued Obligations, as defined in the Employment Agreement.
(b)You will be entitled to a cash payment equal to the sum of (i) $691,667 and (ii) the average of the annual bonuses paid to you for 2020, 2021, and 2022, payable in a cash lump sum within 10 days after the Transition Termination Date.
Your entitlement pursuant to subparagraph (b) above shall be conditioned upon your execution of the Release on the Transition Termination Date, and your non-revocation of such execution during the 7-day period following such execution.
5.Termination prior to the Transition Termination Date. Should your employment terminate prior to the Transition Termination Date in accordance with any of subparagraphs (a) through (d) of Paragraph 1, you shall only be entitled to the Accrued Obligations and you shall not be entitled to any other termination payments or benefits, whether under Section 5 of the Employment Agreement or otherwise.

6.Obligations upon Termination of Employment with the Company. Upon your termination of employment with the Company for any reason, whether on the Transition

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Termination Date or earlier, the Restrictive Covenants set forth in Section 6 of the Employment Agreement will continue to apply in the manner set forth therein.
7.Miscellaneous.

(a)Except as modified herein, the Employment Agreement will remain in full force and effect in accordance with its terms. For the avoidance of doubt, nothing in this Transition Agreement alters or amends Section 7 of the Employment Agreement, which relates to indemnification. You acknowledge that the Term will be extended to, but not beyond, March 31, 2023.

(b)Each of the provisions of Section 6 of the Employment Agreement are incorporated by reference and treated as if they were contained herein.

If this Transition Agreement is acceptable to you, please sign, date and return it to me.

Sincerely,

Lifetime Brands, Inc.

By:	/s/ Robert B. Kay
Name: Robert B. Kay Title: Chief Executive Officer

Accepted and agreed:

Signature:    /s/ Jeffrey Siegel
    Jeffrey Siegel

Date:     November 1, 2022

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